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                                   EXHIBIT 99


                        UNITED COMMUNITY FINANCIAL CORP.
                             275 Federal Plaza West
                           Youngstown, Ohio 44503-1203

                              FOR IMMEDIATE RELEASE


                                                                Patrick A. Kelly
                                                         Chief Financial Officer
                                                       (330) 742-0500, Ext. 2592


                   UNITED COMMUNITY FINANCIAL CORP. ANNOUNCES
                        EARNINGS FOR SECOND QUARTER 2004


YOUNGSTOWN, Ohio (July 15, 2004) - United Community Financial Corp. (United Community) (Nasdaq: UCFC), holding company of The Home Savings and Loan Co. (Home Savings) and Butler Wick Corp. (Butler Wick), today reported net income of $5.0 million, or $0.17 per diluted share, for the quarter ended June 30, 2004, compared to $7.0 million, or $0.22 per diluted share, for the second quarter of 2003. Annualized return on average equity for the second quarter of 2004 was
8.12 % versus 10.23% for the same period in 2003.

For the six months ended June 30, 2004, net income was $10.5 million, or $0.35 per diluted share, compared with $12.0 million, or $0.38 per diluted share, for the six months ended June 30, 2003. Annualized return on average equity for the first half of 2004 was 8.06%, as compared to 8.74% in the prior year.

Chairman and Chief Executive Officer Douglas M. McKay commented, "As anticipated, the gain on loans sold has decreased significantly from the prior year. Home Savings recorded a gain of $4.2 million in June 2003 from a non-recurring sale of mortgage loans from the portfolio. In addition, mortgage loan originations and sales have declined in 2004 as interest rates have started to trend upward. Furthermore, during the first half of 2004, growth and diversification in the loan portfolio continue to play a key role in positioning the organization for the future." Continuing, "We have seen some compression in net interest income and the net interest margin," said McKay, "although both performance measurements remain strong. Improving trends in service charges and other fee income along with disciplined expense control have been important contributors to our overall performance. Management continues to remain focused on providing solid constant value to our shareholders."

Second Quarter Results
----------------------

Net interest income for the second quarter was $18.2 million, up from $18.1 million in the second quarter of last year. The average balance of interest earning assets increased 5.7% from the second quarter of last year, with continued strong growth in average loans. The average loan balance increased 14.3% from last year. Average deposits were down 3.3% from the same quarter last year. The net

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interest margin was 3.64%, a decrease of 12 basis points from the last quarter and a decrease of 20 basis points from the second quarter a year ago. The lower net interest margin reflects the impact of additional borrowings related to the self- tender offer completed at the end of the first quarter and the impact of the extended low rate environment.

The provision for loan losses declined $333,000 for the three months ended June 30, 2004, compared to the same period in 2003. This decrease was based on an analytical review of the allowance for loan losses after consideration was given to levels and trends of delinquencies, reserve coverage ratios and other factors in relation to the loan portfolio.

Total non-interest income decreased $4.5 million to $8.7 million for the three months ended June 30, 2004, compared to $13.2 million for the same period in 2003. The primary reason for the change is a decrease in the net gain on the sale of loans of $5.6 million. During the second quarter of 2003 Home Savings sold newly originated loans and fixed rate loans from the portfolio to help manage interest rate risk. These sales resulted in gains of approximately $6.4 million. In comparison, during the three months ended June 30, 2004, Home Savings sold newly originated loans that resulted in gains of $788,000. Partially offsetting the change in net gain on the sale of loans was an increase in service fees and other charges of $1.1 million.

Non-interest expense decreased $959,000 in the second quarter of 2004 compared to the same period in 2003, primarily as a result of a $785,000 decrease in salaries and employee benefits. This decrease in salaries and employee benefits is primarily due to the change in market value of retention plan assets of $475,000 during the same time period and a decrease of $605,000 in recognition and retention plan expenses at both Butler Wick and Home Savings.

Year to Date Results
--------------------

Net income for the first six months of 2004 decreased $1.5 million from the same period in 2003. The decrease is primarily a result of a decrease of $479,000 in net interest income, a decrease in non-interest income of $2.1 million and an increase in non-interest expense of $399,000. These changes were partially offset by decreases in the provision for loan losses of $570,000 and the provision for income taxes of $921,000.

Net interest income decreased $479,000 as a result of a $3.3 million decrease in interest income offset by a decrease in interest expense of $2.9 million. The decrease in interest income is a result of a 55 basis point decrease in yield on interest earning assets driven by reductions in the average balances of securities of $69.7 million, other interest earning assets of $28.2 million and loans held for sale of $21.3 million. These decreases were partially offset by an increase in the average balance of net loans of $186.8 million. Interest expense decreased $2.9 million primarily as a result of a decline in the average balance of deposits of $73.5 million and a 42 basis point reduction in cost of total interest bearing liabilities.

The provision for loan losses declined $570,000 for the six months ended June 30, 2004, compared to the first six months of 2003. This decrease was based on an analytical review of the allowance for loan losses after consideration was given to levels and trends of delinquencies, reserve coverage ratios and other factors in relation to the loan portfolio.


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Non-interest income decreased as a result of a reduction in gains on loans sold of $6.8 million. This decrease was partially offset by increases in service fees and other charges of $2.2 million and brokerage commissions of $1.5 million.

Non-interest expense increased $399,000 primarily as a result of an increase in salaries and employee benefits of $979,000, offset by reductions in core deposit intangible amortization and equipment and data processing expense of $243,000 and $283,000, respectively.

The provision for income tax decreased $921,000 during the first six months of 2004 compared to the same period in 2003 as a result of lower pretax income in 2004 than in 2003. The effective tax rate at June 30, 2004 was 34.7% as compared to 35.1% for the same period in 2003.

Financial Condition
-------------------

United Community's return on average assets and return on average equity were 1.00% and 8.06%, respectively, for the six months ended June 30, 2004. The returns on average assets and average equity were 0.94% and 8.12 %, respectively, for the three months ended June 30, 2004.

Total assets increased by $109.7 million, or 5.3%, to $2.2 billion at June 30, 2004, compared to December 31, 2003. The net change in assets was a result of increases of $177.5 million in net loans, $14.0 million in trading securities and $5.8 million in other assets, partially offset by decreases of $39.0 million in cash and cash equivalents, $29.0 million in available for sale securities and $19.6 million in loans held for sale. Total liabilities increased $145.3 million primarily as a result of a $17.4 million increase in interest bearing deposits, a $9.1 million increase in non-interest bearing deposits and a $120.0 million increase in borrowings. The increase in borrowings is primarily a result of loan growth and completing the self-tender offer.

Net loans increased $177.5 million, or 11.3%, from December 31, 2003 to June 30, 2004. Home Savings had increases of $12.8 million in real estate loans, $49.9 million in construction loans, $74.2 million in consumer loans and $30.0 million in commercial loans. The allowance for loan losses increased $1.2 million at June 30, 2004 to $16.3 million from $15.1 million at December 31, 2003. The allowance for loan losses is monitored closely and may be increased or decreased depending on a variety of factors such as levels and trends of delinquencies, chargeoffs and recoveries and perceived risk in the portfolios. The allowance for loan losses as a percentage of total loans was 0.92% at June 30, 2004, compared to 0.94% at December 31, 2003.

The increase in short-term borrowed funds of $107.7 million from December 31, 2003 to June 30, 2004 was to fund loan growth in excess of deposit growth in addition to completing the self-tender offer.

Total shareholders' equity decreased $35.6 million from December 31, 2003 to June 30, 2004, largely due to the self-tender offer. Tangible book value and book value as of June 30, 2004, were $6.65 and $7.84 per share, respectively.

Home Savings and Butler Wick are wholly owned subsidiaries of United Community Financial Corp. Home Savings operates 35 full service banking offices and 5 loan production offices located throughout Ohio and Western Pennsylvania. Butler Wick has 12 office locations providing full service

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retail brokerage, capital markets and trust services throughout Northern Ohio and Western Pennsylvania. Additional information on United Community, Home Savings and Butler Wick may be found on United Community's web site: www.ucfconline.com.

###

         When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in United Community's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings' market area, demand for investments in Butler Wick's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. United Community cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. United Community advises readers that the factors listed above could affect United Community's financial performance and could cause United Community's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         United Community does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.







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                        UNITED COMMUNITY FINANCIAL CORP.

                                                                                        As of                         As of
                                                                                    June 30, 2004               December 31, 2003
                                                                                    -------------               -----------------
                                                                                         (In thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
     Cash and cash equivalents                                                      $    42,123                  $    81,155
     Securities                                                                         228,074                      243,125
     Federal Home Loan Bank stock                                                        22,362                       21,924
     Loans held for sale                                                                 18,097                       37,715
     Loans                                                                            1,770,304                    1,591,605
     Allowance for loan losses                                                          (16,306)                     (15,111)
     Real estate owned                                                                      637                        1,299
     Goodwill                                                                            33,593                       33,593
     Core deposit intangible                                                              3,301                        3,787
     Cash surrender value of life insurance                                              20,981                       20,496
     Other assets                                                                        60,411                       54,245
                                                                                    -----------                  -----------
             Total assets                                                           $ 2,183,577                  $ 2,073,833
                                                                                    ===========                  ===========

LIABILITIES
     Deposits
         Interest-bearing                                                           $ 1,377,644                  $ 1,360,256
         Noninterest-bearing                                                             72,530                       63,442
     Other borrowed funds
         Short-term                                                                     266,819                      159,135
         Long-term                                                                      191,683                      179,328
     Other liabilities                                                                   30,622                       31,836
                                                                                    -----------                 ------------
             Total liabilities                                                        1,939,298                    1,793,997

SHAREHOLDERS' EQUITY
         Preferred stock-no par value; 1,000,000 shares authorized and unissued
             at June 30, 2004                                                                 -                            -
         Common stock-no par value; 499,000,000 shares authorized; 37,804,457
             and 37,804,457 issued, respectively                                        140,534                      139,526
         Retained earnings                                                              190,689                      185,495
         Other comprehensive income                                                        (903)                       1,124
         Unearned compensation                                                          (15,841)                     (16,752)
         Treasury stock, at cost; 6,659,227 and 3,718,542 shares, respectively          (70,200)                     (29,557)
                                                                                    -----------                  -----------
             Total shareholders' equity                                                 244,279                      279,836
                                                                                    -----------                  -----------
             Total liabilities and shareholders' equity                             $ 2,183,577                  $ 2,073,833
                                                                                    ===========                  ===========

     Book value per share                                                           $      7.84                  $      8.21
     Tangible book value per share                                                  $      6.65                  $      7.11


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


                                                       Three Months Ended                             Six Months Ended
                                                     June 30,                                    June 30,
                                                      2004            2003                         2004              2003
                                                   --------         --------                     --------          ---------
                                                                           (In thousands, except per
                                                                                   share data)

SELECTED EARNINGS DATA (UNAUDITED):


     Interest income                               $ 27,639         $ 28,304                     $ 54,714          $ 58,047
     Interest expense                                 9,488           10,177                       18,554            21,408
                                                   --------         --------                     --------          --------
     Net interest income                             18,151           18,127                       36,160            36,639

     Provision for loan losses                        1,369            1,702                        1,828             2,398
     Noninterest income:
         Commissions                                  3,895            3,914                        8,547             7,089
         Service fees and other charges               2,699            1,632                        5,589             3,432
         Underwriting and investment banking            202              188                          574               305
         Net gains (losses)
             Loans sold                                 788            6,430                        1,689             8,440
             Securities                                 309              456                        1,146               804
             Other                                       12               15                            3               (44)
         Other income                                   761              534                        1,449             1,116
                                                   --------         --------                     --------          --------
             Total noninterest income                 8,666           13,169                       18,997            21,142

     Noninterest expense:
         Salaries and employee benefits              11,153           11,938                       23,819            22,840
         Occupancy                                      919              916                        1,834             1,745
         Equipment and data processing                2,201            2,474                        4,535             4,818
         Amortization of core deposit intangible        229              340                          486               729
         Other noninterest expense                    3,268            3,061                        6,611             6,754
                                                   --------         --------                     --------          --------
             Total noninterest expense               17,770           18,729                       37,285            36,886
                                                   --------         --------

     Income before taxes                              7,678           10,865                       16,044            18,497
     Income taxes                                     2,676            3,837                        5,569             6,490
                                                   --------         --------                     --------          --------
     Net income                                    $  5,002         $  7,028                     $ 10,475          $ 12,007
                                                   ========         ========                     ========          ========



     Basic earnings per share                      $   0.17         $   0.22                     $   0.35          $   0.38
     Diluted earnings per share                    $   0.17         $   0.22                     $   0.35          $   0.38
     Dividends paid per share                      $  0.075         $  0.075                     $   0.15          $   0.15




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

                                                                     Three Months Ended   Three Months Ended    Three Months Ended
                                                                          June 30,              March 31,          December 31,
                                                                            2004                  2004                 2003
                                                                        ------------          ------------         ------------
                                                                                            (In thousands)

AVERAGE DAILY BALANCE OF SELECTED FINANCIAL
         CONDITION DATA (UNAUDITED):

     Net loans (including allowance for loan losses                      $ 1,708,032           $ 1,619,186          $ 1,549,363
         of $16,306, $15,253 and $15,111, respectively)
     Loans held for sale                                                      20,345                18,756               32,230
     Securities                                                              224,737               236,330              236,584
     Margin accounts                                                          13,950                13,783               14,654
     Other interest-earning assets                                            28,031                28,030               29,773
     Total interest-earning assets                                         1,995,095             1,916,085            1,862,604
     Total assets                                                          2,127,558             2,045,992            1,989,801
     Certificates of deposit                                                 748,365               730,139              751,531
     Interest-bearing checking, demand and savings accounts                  620,608               619,102              630,277
     Other-interest bearing liabilities                                      395,917               314,336              239,798
     Total interest-bearing liabilities                                    1,764,890             1,663,577            1,621,606
     Noninterest-bearing deposits                                             73,845                68,199               65,436
     Total noninterest-bearing liabilities                                   116,177               109,358               87,508
     Total liabilities                                                     1,881,067             1,772,935            1,709,114
     Shareholders' equity                                                    246,491               273,057              280,687
     Common shares outstanding for basic EPS calculation                      28,537                30,861               31,052
     Common shares outstanding for diluted EPS calculation                    29,007                31,328               31,664


SUPPLEMENTAL LOAN DATA:

     Loans originated                                                    $   394,895           $   256,624          $   232,725
     Loans purchased                                                          43,810                46,135               52,398
     Loans sold                                                               71,133                46,539               55,646
     Loan chargeoffs                                                             419                   352                1,181
     Recoveries on loans                                                          68                    35                  109



                                                                              As of           As of              As of
                                                                             June 30,        March 31,       December 31,
                                                                               2004            2004              2003
                                                                             --------        ---------         --------
                                                                                     (In thousands, except employee data)
SUPPLEMENTAL DATA:

     Nonaccrual loans                                                        $ 12,650         $ 12,178         $ 12,981
     Restructured loans                                                         1,075              944            2,025
     Other real estate owned                                                      637            1,449            1,299
     Total nonperforming assets                                                14,362           14,571           16,305
     Loans serviced for others                                                642,847          633,703          633,189
     Number of full time equivalent employees                                     772              782              779
     Securities trading                                                        29,568           28,159           15,600
     Securities available for sale                                            198,506          190,179          227,525
     Federal Home Loan Bank stock                                              22,362           22,142           21,924


REGULATORY CAPITAL DATA:

     Tier 1 leverage ratio                                                       8.33             8.35             8.22
     Tier 1 risk-based capital ratio                                             9.49             9.68             9.64
     Total risk-based capital ratio                                             10.40            10.58            10.56


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